Exhibit 10.12

                              DEL WEBB CORPORATION

                            MANAGEMENT INCENTIVE PLAN

                   Fiscal 1996 (July 1, 1995 - June 30, 1996)


Plan Objectives
- ---------------

o To motivate key management personnel to achieve or exceed Corporate financial goals and to contribute to the short and longer term interest of shareholders.


o To provide a competitive bonus program necessary to attract, retain and motivate high quality management.


Administration
- --------------


1. Bonuses may be paid in cash or in stock, less applicable deductions and subject to prior deferral agreements as soon as practicable after the end of the Fiscal Year.


2. In order to receive a bonus, the participant must be on the active payroll at the time the bonus is paid unless approval for a pro rata bonus is granted by the Chairman/Chief Executive Officer (CEO).


3. At the discretion of the CEO and upon approval of the Human Resources Committee, financial objectives may be adjusted upward or downward as a result of significant windfalls or disasters beyond the control of management. In addition, the Human Resources Committee can revise financial objectives during the year if significant events occur that were not included in the profit plan.


4. Bonuses are recommended by the participant's immediate superior, reviewed by the CEO and the Human Resources Department, and presented to the Human Resources Committee of the Board for final approval.


5. All terms and conditions of the Plan and its very existence are at the sole discretion of the Human Resources Committee of the Board of Directors.

Eligibility
- -----------

Key Management personnel:

         o whose duties and responsibilities can materially affect the growth, development and profitability of the Corporation and,

         o who are nominated by a Company officer and are approved by the CEO, and

         o who are assigned to an eligible position on or before July 1st unless otherwise approved by the CEO.


Bonus Opportunity Levels
- ------------------------

Each participant will have a Target Bonus which will be the amount earned for meeting the Plan objectives. The Target Bonus will be expressed as a percentage of actual base salary earned throughout the 1995/96 fiscal year and will be established by the CEO and the Human Resources Department based on competitive compensation data and internal equity.

Target Bonuses
- --------------

Target bonus levels will range from 10% to 60% of salary based on the participant's salary grade and organizational level and recommendation of the CEO. No bonuses will be payable until the minimum acceptable threshold earnings target is achieved unless specifically approved by the Human Resources Committee of the Board of Directors. A bonus of 100% of the target bonus will be payable for achieving 100% of Plan objectives. A maximum bonus of 200% of Target Bonus will be payable for attaining the maximum expected performance.

Bonus Objectives
- ----------------

Bonus objectives will be comprised of the financial objectives relating the participants' area of responsibility and/or non-financial performance objectives as specified in the annual performance appraisal.

o Depending upon the community or the division of the company involved, financial objectives for a participant may be based on Corporate net after-tax earnings, budgeted Group or Project operating earnings before interest and cash discounts and/or community/project cash flow. The minimum acceptable threshold, target and maximum expected earnings levels will be determined by the CEO based on the degree of difficulty and the level of acceptability of the budget.

Non-Financial performance objectives are the most significant non-financial goals which the individual participant is expected to accomplish during the Plan year.

                                                     Corporate           Project         Project          Non-Financial
                                                     After Tax           Operating       Cash             Performance
                                                     Earnings            Earnings(1)     Flow             Objectives
                                                     --------            -----------     -------          ----------
I.   Target Bonus
     35% and above
     (Corporate officers,
     Coventry Division Managers
     Associate GMS & Fairmount
     Operations VP)

     A.  Headquarters                                    100%                0                0               0

     B.  Operating Sun City Communities                   25%               60%              15%              0
         Coventry/Coventry Tucson
         So. CA Conventional
         Terravita

II.  Target Bonus below 35%
     A.  Headquarters                                     80%                0                0              20%

     B.  Operating Sun City Communities                   20%               50%              15%             15%
         Coventry
         Coventry Tucson/Las Vegas
         Terravita
         So. CA Conventional

     C.  Foothills(2)                                     30%                0               50%             20%

     D.  Coventry Verde Valley                            20%                                20%             60%

(1)  Before interest and cash discounts

(2) 35% of Foothills cash flow total is related to generation of budgeted cash flow. 15% of Foothills cash flow total is related to monitoring and communication of cash flow.


Non-financial performance objectives will be included in the annual performance appraisal conducted near the beginning of the fiscal year and will be submitted to the CEO for final approval. Objectives must be specific, realistic, quantifiable and time-limited before they will be approved. The objectives will be designed to improve short- and long-term performance and will be mutually agreed to by the participant and management.

In the event circumstances or directions change, affecting any participant's pre-established performance objectives, the manager is responsible for revising them or establishing new objectives during the year.

Financial Objectives
- --------------------

A minimum bonus will be paid upon a community/project achieving the threshold community/project earnings forecast. For results between a threshold and maximum expected earnings, the bonus percent will increase incrementally to a maximum of 200% of target bonus based upon community/project earnings and the achievement of the other formula targets. (See attached for net after-tax earnings and operating income schedules.)

Non-Financial Performance Objectives
- ------------------------------------

The achievement of performance objectives is measured by the participant's immediate superior based upon documented evaluation of results. Accomplishments will be evaluated using the following scale:


                                           Threshold     Target        Maximum
                                           ---------     ------        -------

     Overall Rating             Poor       Good          Excellent     Superior

     Percent of Target          0          50 - 75       75 - 125      125 - 200


Evaluation of results should take into account the difficulty the objective, the timeliness of accomplishment, the effectiveness of results and the overall impact on the individual's organizational unit. Achievement of community/project financial earnings is paramount in the bonus computation formula; non-financial performance objectives are reviewed and evaluated only if minimum earnings objectives have been met or if specifically approved by the Human Resources Committee.

Rating Definitions
- ------------------

     Maximum               A  "superior"  rating is achieved if the  participant
     -------               accomplishes highly challenging  objectives resulting
                           in  significant   contribution   to  the  Company  or
                           business unit. This rating incorporates superior reaction to crisis and superior exploitation of unanticipated opportunities.

     Target                An "excellent"  rating is achieved if the participant
     ------                accomplishes all objectives in a timely and effective
                           manner  and  overall  performance  for  the  year  is
                           considered    standard   or,   if   the   participant
                           accomplished most of a number of significant and highly challenging objectives and overall performance is considered above standard.

     Threshold             A  "good"  rating  is  achieved  if  the  participant
     ---------             accomplished  most of the objectives in an acceptable
                           manner  or all of a group  of  objectives  that  were
                           minimally  challenging.  Overall  performance  of the
                           year is considered standard.
                                        4